Exhibit 10.69b

Joseph Tomarchio, Jr.

235 Bayfront Drive

Bonita Springs Florida 34134

Dear Joe:

This will confirm our recent conversations in which we agreed to terminate your existing Employment Agreement with the Company, dated February 11, 2014 and amended on May 14, 2014, effective as of April 1, 2017. If you would confirm your agreement by signing below, I’d appreciate it.

Joe, thank you for your work on behalf of the Company.  I look forward to continuing to work with you.  My best regards.

Sincerely,

/s/ John W. Van Heel
John W. Van Heel,
President and Chief Executive Officer

Confirmed and agreed.

/s/ Joseph Tomarchio Jr.
Joseph Tomarchio Jr.